UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(D) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) – December 1, 2009

RF MONOLITHICS, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	0-24414	75-1638027

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4441 Sigma Road Dallas, Texas 75244

(Address of Principal Executive Offices)(Zip Code)

Registrant's telephone number, including Area Code - (972) 233-2903

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Effective December 1, 2009, RF Monolithics, Inc. (the "Company") entered into a new $5 million senior secured credit facility (“Senior Credit Facility”) with ViewPoint Bank, FSB (“ViewPoint”), which is a wholly owned subsidiary of ViewPoint Financial Group (NASDAQ: VPFG).

The Senior Credit Facility was funded and proceeds were used to repay and terminate the Company’s credit facility and forbearance agreement with Wells Fargo Bank. Advances to the Company under the Senior Credit Facility are based on eighty percent (80%) of eligible accounts receivable and fifty percent (50%) of eligible finished goods inventory, subject to a $250,000 maximum on eligible finished goods inventory. The Senior Credit Facility has a term of one year and includes covenants that consist of: i) a current ratio of at least 1.0, measured quarterly; ii) maintenance of a minimum net worth of $4.8 million, measured quarterly; and, iii) additional capital of $700,000, in a form yet to be determined, prior to its fiscal 2010 year end (August, 2010). With the additional capital, ViewPoint will increase its maximum advance to the Company against finished goods inventory by $750,000.

A copy of the executed documents associated with the Senior Credit Facility will be filed as an exhibit to the Company’s Form 10-Q for the first quarter ended November 30, 2009.

Item 7.01.  Regulation FD Disclosure.

Reference is made to the Registrant’s press release dated December 1, 2009 announcing the Senior Credit Facility, which press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit	Description
99.1	News Release Announcing New Senior Credit Agreement dated as of December 1, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RF MONOLITHICS, INC.

		By:	/s/ Harley E. Barnes III
Harley E. Barnes III
Chief Financial Officer

Date:	December 4, 2009